CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Portfolio Series:

We consent to the use in this Registration Statement of Conservative Investor Fund, Moderate Investor Fund, Equity Investor Fund, and Active Allocation Fund (the portfolios constituting the Oppenheimer Portfolio Series), of our reports dated March 16, 2010, March 16, 2010, March 16, 2010, and March 23, 2010 respectively, relating to the financial statements and financial highlights of Conservative Investor Fund, Moderate Investor Fund, Equity Investor Fund, and Active Allocation Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectuses, which are also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                                          /s/ KPMG LLP

                                          KPMG LLP

Denver, Colorado

May 26, 2010